EXHIBIT 10.5

February 12, 2004

Insite Vision Incorporated

S. Kumar Chandrasekaran, Ph.D.

President and Chief Executive Officer

965 Atlantic Avenue

Alameda, CA 94501

Placement Agent Agreement

Dear Dr. Chandrasekaran:

Reference is made to our recent discussions relating to the proposed private placement by InSite Vision Incorporated (the “Company”), of its securities pursuant to Rule 506 of Regulation D of the Securities Act of 1933 (the “Act”) as hereinafter described. Based upon our discussions and representations that you have made to us describing the Company and its principals, the present and proposed business activities of the Company and the Company’s operations and financial condition, Paramount Capital, Inc. (the “Placement Agent”), hereby agrees to act as an agent for the Company, on a “best efforts” basis, to introduce the Company to qualified investors (“Investors”) in connection with a private placement offering (the “Offering”) of the Company’s securities, upon the following basic terms and conditions:

1. The Company will offer to sell to persons who qualify as “accredited investors” as defined in Rule 501 of Regulation D promulgated under the Act up to 1500 Units (the “Maximum Offering”), subject to the Company’s right, in its sole discretion, to accept up to an additional 300 Units (the “Over-allotment”). Each “Unit” shall consist of (a) a number of shares of common stock of the Company, par value $0.01 per share (the “Common Stock”), determined by dividing $10,000 (the “Unit Price”) by the average closing price of the Common Stock as reported on the American Stock Exchange (the “AMEX”) for the five trading days immediately preceding the Initial Closing (defined below), but in no case exceeding $0.50 (the “Per Share Price”); (b) Class A Warrants (the “Class A Warrants”) to purchase a number of shares of Common Stock equal to 25% of the Common Stock included in such Unit with an exercise price equal to $0.75; and (c) Class B Warrants to purchase a number of shares of Common Stock equal to 25% of the Common Stock included in such Unit with an exercise price equal to $0.75. The terms of the Class A Warrants and Class B Warrants shall be identical with the exception of their respective redemption prices. In the event that the average closing price of the Common Stock on the AMEX for any 20 consecutive trading days is at least $1.50 (the “Class A Redemption Price”), the Company shall be entitled to redeem the Class A Warrants, or any portion of them, at a per warrant redemption price of $0.75 by 30 days written notice to the holder. In the event that the average closing price of the Common Stock on the AMX for any 20 consecutive trading days is at least $2.50 (the “Class B Redemption Price”), the Company shall be entitled to redeem the Class B Warrants, or any portion of them, at a per warrant redemption price of $1.75 by 30days written notice to the holder. The Class A Warrants and the Class B Warrants shall be collectively referred to herein as the “Warrants.” The shares of Common

Stock issuable upon exercise of the Class A Warrants and Class B Warrants shall be the “Warrant Shares”. The Units, the shares of Common Stock, the Warrants included in the Units, and the Warrants Shares are sometimes herein referred to collectively herein as the “Securities.”

2. Initial Closing. As soon as reasonably practical, the Placement Agent will use its “best efforts” to secure binding subscription agreements for up to the Maximum Offering (plus Over-allotment, if applicable, the “Subscriptions”). Upon receipt of the Subscriptions, the Company will issue to Investors, on a pro-rata basis, that portion of the Securities included in their Units issuable to Investors under the terms of the Offering, equal to a number of Securities, on an as converted basis, that the Company is able to sell upon issuance of 19.9 percent of the Company’s currently outstanding shares of Common Stock (the “Initial Closing” and such date the “Initial Closing Date”) and in no circumstance an amount of shares greater than 19.9 percent of the Company’s currently outstanding shares of Common Stock, and the Investors will remit to the Escrow Agent the applicable pro-rata portion of the Aggregate Purchase Price for the Initial Closing for release to the Company at the Initial Closing in accordance with the terms hereof. The “Aggregate Purchase Price” shall mean the product of the amount of Units sold to Investors and the Unit Price. Upon compliance with all conditions to each Closing, the Placement Agent, with notice to the Company, shall authorize the Escrow Agent to release the proceeds of the Initial Closing or the Final Closing, as the case may be, to the Company, less fees and expenses due to the Placement Agent as provided herein.

3. Final Closing. (a) As soon as reasonably practicable, but not before receipt by the Company of shareholder approval (the “Shareholder Approval”) to issue the Investors the balance of Securities included in the Units sold to each Investor, and as a condition for each Investor to fulfill its obligation to purchase the balance of the Units as described herein, the Company will be obligated to receive the Shareholder Approval within 90 days of the Initial Closing Date (the “Termination Date”). The Termination Date may be extended by mutual agreement between the Placement Agent and the Company, without notice to Investors, for up to an additional 45 days. If Shareholder Approval is obtained by the Company prior to the Termination Date, then each Investor will be obligated to fulfill its subscription within 5 business days after receipt of written notice from the Company that it has obtained Shareholder Approval (such date, the “Final Closing Date”). Prior to each of the Initial Closing and Final Closing, all subscription amounts will be deposited in a segregated escrow account with an escrow agent reasonably acceptable to the Company and the Placement Agent. Unless terminated earlier in the Placement Agent’s sole discretion, the offering period (the “Offering Period”) will expire on the earlier to occur of the Final Closing Date and June 30, 2004 (subject to extension at the Company’s sole discretion without notice to investors) (the “Offering Termination Date”).

(b) If Shareholder Approval is not obtained by the Termination Date, as extended as provided herein, then each Investor’s obligation to purchase additional shares at the Final Closing pursuant to the Subscription Agreements (defined below) will be terminable at the option of each Investor, and if terminated, such additional subscriptions for the Final Closing shall be deemed null and void. In addition, the Company will issue to Investors (on a pro-rata basis), as liquidated damages and not as a penalty, a cash payment equal to 2 percent (2%) of the Aggregate Purchase Price paid to the Company by the Investors at the Initial Closing Date, for each week beyond the Termination Date that Shareholder Approval is not obtained, up to a maximum of eight percent (8%) in the aggregate of the Aggregate Purchase Price paid to the Company by the Investors at the Initial Closing Date (i.e., five weeks after the Termination Date, this provision shall terminate).

4. Registration Statement. (a) Subject to the terms herein, the Company shall, as soon as practicable but not later than 15 days after the date of the Final Closing Date (the “Filing Date”), file a registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) with respect to the resale of the shares of Common Stock (i) included in the Units; (ii) issuable upon exercise of the Warrants included in the Units; (iii) issuable upon exercise of the Placement Warrants (as defined below) (collectively, the “Registrable Shares”). Should the Company fail to file the Registration Statement by the Filing Date, then it will issue to Investors (on a pro-rata basis), as liquidated damages and not as a penalty, additional Class B Warrants to purchase a number of shares of Common Stock equal to one percent (1%) of the shares of Common Stock, on a fully diluted basis, issued to Investors in the Offering for each 15 day period the Registration Statement remains unfilled, up to a maximum of warrants to purchase an additional 4% of the Common Stock issued to Investors.

(b) If the Company does not receive Shareholder Approval by the date that is 15 days after the Termination Date, as extended, (the “Outside Filing Date”) then the Company shall file a Registration Statement with the SEC with respect to the resale of the shares of Common Stock (i) included in the Units sold in the Offering upon the Initial Closing; (ii) issuable upon exercise of the Warrants included in the Units sold in the Initial Closing; (iii) issuable upon exercise of the Placement Warrants issued as a result of the Initial Closing. Should the Company fail to file the Registration Statement in accordance with this subsection 4(b) by the Outside Filing Date then it will issue to Investors (on a pro-rata basis), as liquidated damages and not as a penalty, a cash payment equal to 1 percent (1%) of the Aggregate Purchase Price paid to the Company by the Investors at the Initial Closing Date for each 15 day period the Registration Statement remains unfilled, up to a maximum of 4% in the aggregate of the Aggregate Purchase Price paid to the Company by the Investors at the Initial Closing Date (i.e., 60 days).

(c) The Company shall use its best efforts to have such Registration Statement declared effective by the SEC prior to the date which is 90 days after the Filing Date or Outside Filing Date, as applicable, and cause such Registration Statement to remain effective until the earlier of (x) such date as the holders of the securities have completed the distribution described in the Registration Statement and (y) such time that such shares may be sold under Rule 144(k) under the Securities Act.

5. Placement Fees. (a) Upon (i) each of the Initial Closing and Final Closing (each a “Closing”), the Company will pay to the Placement Agent placement fees equal to seven percent (7%) of the gross proceeds received by the Company at each Closing. In addition, the Company will pay the Placement Agent a cash commission equal to three percent (3%) of the gross proceeds received by the Company upon the exercise of the Warrants (collectively with the fees in the preceding sentence, the “Cash Commissions”). Additionally, the Company shall, upon the Final Closing, issue the Placement Agent or its designees non-redeemable warrants to purchase 750,000 shares of Common Stock, exercisable at 110% of the Offering Price (the “Placement Warrants”). The Placement Warrants will have piggy back registrations rights, standard anti-dilution protection (to account for stock-splits, reorganizations, etc.), and a cashless exercise feature and will be substantially in the form attached hereto as Exhibit A. The Placement Agent, its employees and affiliates shall have the right to invest in the Offering (each an “Affiliated Investment”) and the Company’s Directors, Officer’s and employees may participate in the Offering provided they are accredited investors (each an “Insider Investment”). The Company will not pay the Placement Agent the Placement Fees (defined above) on any Affiliated Investment or Insider Investment.

(b) Subsequent Transactions. Should the Company sell securities to (i) any Investor introduced to the Company by the Placement Agent or (ii) who purchases Units in the Offering (collectively with (i) an “Introduced Party”), within one (1) year from the termination of this Agreement, the Company shall pay the Placement Agent a fee equal to 7% of the gross proceeds received by the Company as a result of such sale and shall issue to the Placement Agent a warrant to purchase 10% of the securities sold to such Introduced Party, exercisable at 110% of the purchase price paid by such Introduced Party. Such warrant shall have terms substantially similar to the Placement Warrant, have a five (5) year term, shall be non-redeemable, include piggyback registration rights and standard anti-dilution protection, and have a cashless exercise feature.

6. Expense Allowance. At the Final Closing, the Company shall reimburse the Placement Agent for its reasonable expenses actually incurred up to a maximum of $75,000 (the “Expense Allowance”) to cover the Placement Agent’s reasonable and verifiable out-of-pocket expenses incurred in connection with the Offering. Legal fees in connection with blue sky matters will be the responsibility of the Company.

7. Confidentiality. Unless required by law, any services and advice rendered by the Placement Agent pursuant to this Agreement (and the existence of this Agreement) shall not be disclosed publicly in any manner without the Placement Agent’s prior written approval and shall be treated by the Company as confidential information. All material non-public information given to the Placement Agent by the Company shall be treated by the Placement Agent as confidential information and shall not be used or disclosed by the Placement Agent except in rendering its services pursuant to this Agreement.

8. Conditions to the Placement Agent’s Obligations. The obligations of the Placement Agent hereunder are subject to the accuracy of the representations and warranties of the Company herein contained as of the date hereof, and, as of each of the Initial Closing Date and the Final Closing Date (each a “Closing Date”), to the performance by the Company of its obligations hereunder and to the following additional conditions:

(a) Due Qualification or Exemption. (1) The Offering contemplated by this Agreement shall become qualified or be exempt from qualification under the securities laws of the jurisdictions in which the Securities are contemplated to be offered not later than the applicable Closing Date, subject to any filings to be made thereafter and (2) at the applicable Closing Date no stop order suspending the sale of the Securities shall have been issued, and no proceeding for that purpose shall have been initiated or threatened;

(b) No Material Misstatements. Neither the Blue Sky qualification materials, the Confidential Term Sheet and all exhibits attached thereto (the “Term Sheet”), the subscription agreement attached as an exhibit to the Term Sheet (the “Subscription Agreement”), the Warrants (collectively, together with other related documents, the “Offering Documents”) nor any attachment or supplement thereto, will contain an untrue statement of a fact or omit to state a material fact which is required to be stated therein or is necessary to make the statements therein, in light of the circumstances under which they are made, not misleading;

(c) Compliance with Agreements. Except for such agreements and conditions that expressly may be performed or satisfied after the Final Closing Date, the Company shall have complied with all agreements and satisfied all conditions that the Company is required to perform or satisfy hereunder and under the Subscription Agreements at or prior to each Closing or the Final Closing, as applicable;

(d) Corporate Action. The Company shall have taken all corporate action necessary in order to permit the valid execution, delivery and performance of the Offering Documents by the Company, including, without limitation, obtaining the approval of the Company’s board of directors, for the execution and delivery of the Offering Documents, the performance by the Company of its obligations hereunder and the Offering contemplated hereby;

(e) Opinion of Counsel to the Company. The Placement Agent shall have received an opinion of counsel to the Company reasonably satisfactory to the Placement Agent and its counsel in their sole discretion;

(f) Officer’s Certificate. The Placement Agent shall receive an Officer’s Certificate, signed by the appropriate parties and dated as of the Closing Date. The certificate shall state, among other things, that the representations and warranties of the Company contained herein and in the Subscription Agreement are true and accurate in all material respects at such Closing Date with the same effect as though expressly made at such Closing Date;

(g) Escrow Agreement. The Company, the Placement Agent and an escrow agent reasonably acceptable to the parties shall execute an Escrow Agreement for the purpose of holding funds until each Closing;

(h) Blue Sky. A summary blue sky survey, at the sole cost of the Company (including, without limitation, the legal fees and disbursements in connection therewith), shall be prepared by counsel to the Company stating the extent to which and the conditions upon which offers and sales of the Securities may be made in certain jurisdictions. It is understood that such survey may be based on or rely upon (i) the representations of each Subscriber set forth in the Subscription Agreement delivered by such Subscriber, (ii) the representations, warranties and agreements of the Company set forth herein, (iii) the representations and warranties of the Placement Agent, and (iv) the representations of the Company set forth in the Officer’s Certificate; and

(j) No Adverse Changes. There shall not have occurred, at any time prior to each Closing: (i) any domestic or international event, act or other similar occurrence which has disrupted, or in the Placement Agent’s sole determination, will materially disrupt, the securities markets; (ii) a general suspension of, or a general limitation on prices for, trading in securities on the New York Stock Exchange, the American Stock Exchange, the National Association of Securities Dealers, Inc., Automated Quotation System (“NASDAQ”) National Market, the NASDAQ SmallCap Market or on the OTCBB for a minimum of one-trading day; (iii) any outbreak of major hostilities or other national or international calamity having a material effect on the performance of this Agreement; (iv) any banking moratorium declared by a state or federal authority; (v) any moratorium declared in foreign exchange trading by major international banks or other persons; (vi) any material interruption in the mail service or other means of communication within the United States; (vii) any materially adverse change in the business, properties, assets, results of operations, prospects or financial condition of the Company; or (viii) any change in the market for securities in general or in political, financial or economic conditions which, in the Placement Agent’s sole and reasonable judgment, makes it inadvisable to proceed with the offering, sale, and delivery of the Securities.

9. Additional Rights of Placement Agent.

(a) Board Observation Rights. Until such time as the Placement Agent or its affiliates shall beneficially own less than 33% of the Securities issued to them in the Offering, the Placement Agent shall be entitled to designate a nonvoting observer who shall be entitled to attend all meetings of the Board of Directors and who shall be provided (i) reasonable prior notice of all meetings of the Board of Directors, (ii) reasonable prior notice of any action that the Board of Directors may take by written consent, (iii) promptly delivered copies of all minutes and other records of action by, and all written information furnished to, the Board of Directors and (iv) any other information reasonably requested by such observer which a member of the Board of Directors would be entitled to request to discharge his or her duties. Such observer shall be entitled to the same rights to expense reimbursement for attendance at meeting as any outside director and subject to substantially similar confidentiality obligations. The Company reserves the right to exclude the Placement Agent’s board observer from any portion of any meeting that relates to the Company’s current or future relationship with the Placement Agent or if the Board of Directors determines, in good faith and upon advice of counsel, that such exclusion is reasonably necessary in order to preserve the Company’s attorney-client privilege with respect to matters to be discussed at the meeting or portion of the meeting. The Placement Agent and its observer agree to enter into a confidentiality agreement of customary scope with the Company with respect to the observer’s attendance at meetings and materials provided to the observer pursuant to this Section 9(a).

(b) Right of First Refusal. It is expressly understood and acknowledged that, as further compensation for its services hereunder, the Placement Agent shall receive the right to act as the placement agent in connection with any private sale or placement of equity or debt securities of the Company or any of its subsidiaries or affiliates for a period of

12 months from the date of the Final Closing or the termination of this Agreement. The terms of any representation will be mutually agreed upon between the Company (or such subsidiary or affiliate, as the case may be) and the Placement Agent.

10. Covenants of the Company.

(a) Use of Proceeds. The net proceeds from the Offering will be used for research and development fees and expenses, including pre-clinical and clinical studies, and for working capital and general corporate purposes. The Company may also use a portion of the net proceeds for the acquisition of businesses, products and technologies that the Company believes are complementary to those of the Company, although no portion of the net proceeds has been specifically allocated for any specific acquisition. The Company shall not use any proceeds from the Offering to repay any indebtedness of the Company including, but not limited to, any indebtedness to current executive officers or principal stockholders of the Company, but excluding accounts payable and accrued expenses incurred in the ordinary course of business. Notwithstanding the foregoing, the Company may use the proceeds of the Offering to reimburse management for its loans to the Company up to a number equal to 50% of the Company’s debt to management, not to exceed $390K. Alternatively, the Company’s management may invest such amount (or a portion of such amount) of the loan owed to them directly into the Offering. The remaining 50% may be repaid by the Company to management only upon successful completion of a pivotal Phase III clinical trial with ISV 401.

(b) Expenses of Offering. The Company shall be responsible for and shall bear all Company Expenses (as defined below). For the purposes of this Agreement, the “Company Expenses” shall include: the costs of preparing and duplicating the Offering Documents and all exhibits thereto; the costs of preparing, printing and filing with the SEC any registration statement described in Article V of the Subscription Agreement (a “Registration Statement”) and any amendments, post-effective amendments and supplements thereto; preparing, duplicating and delivering exhibits thereto and copies of the preliminary, final and supplemental prospectus; preparing, duplicating and delivering (including by facsimile) all selling documents, including but not limited to the SEC Documents, this Agreement, the Subscription Agreements, blue sky memoranda and stock certificates; blue sky fees, filing fees; fees and disbursements of the Company’s transfer agent (collectively, the “Company Expenses”). The Company shall also be responsible for reimbursement of the Placement Agent for any costs incurred in connection with the preparation of the Offering Documents (including, without limitation, reasonable attorney’s fees, expenses and disbursements). In no event shall the Company reimburse the Placement Agent for an amount greater than the Expense Allowance.

(c) Notification. The Company shall notify the Placement Agent immediately, and in writing, (i) when any event shall have occurred during the period commencing on the date hereof and ending on the Closing Date as a result of which the Offering Documents would include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, and (ii) of the receipt of any notification with respect to the modification, rescission, withdrawal or suspension of the qualification or registration of the Securities, or of any exemption from such registration or qualification, in any jurisdiction. The Company will use reasonable efforts to prevent the issuance of any such modification, rescission, withdrawal or suspension and, if any such modification, rescission, withdrawal or suspension is issued and the Placement Agent so requests, to obtain the lifting thereof as promptly as possible.

(d) Blue Sky. The Company shall use its reasonable commercial efforts to qualify the Securities for offering and sale under exemptions from qualification or registration requirements under the securities or “blue sky” laws of such jurisdictions as the Placement Agent may reasonably request; provided however, that the Company will not be obligated to qualify as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to the jurisdiction of any jurisdiction where it is not already so subject. The Company will not consummate any sale of Securities in any jurisdiction in which it is not so qualified or in any manner in which such sale may not be lawfully made.

(e) Form D Filing. The Company shall file five copies of a Notice of Sales of Securities on Form D with the SEC no later than 15 days after the date of the first Closing. The Company shall promptly file such amendments to such Notices on Form D as shall become necessary and shall also comply with any filing requirement imposed by the laws of any state or jurisdiction in which offers and sales are made.

(f) Press Releases, Etc. Except as otherwise required by applicable law or the rules of a regulatory body (which shall be determined by the Company in its sole discretion upon advice of its legal counsel), the Company shall not, during the period commencing on the date hereof and ending 30 days after the Closing Date, issue any press release or other communication (other than its year-end earnings release and conference call), make any written or oral statement to any media organization or publication or hold any press conference, presentation or seminar, or engage in any other publicity with respect to the Company, its financial condition, results of operations, business, properties, assets, or liabilities, or the Offering, without the prior consent of the Placement Agent, which consent shall not be unreasonably withheld, conditioned or delayed.

(g) Restrictions on Securities. Except as otherwise contemplated hereby, or required by a pre-existing legal or contractual obligation, during the twelve (12) month period following the completion of the Offering, the Company will not extend the expiration date or lower the exercise or the conversion price of any options, warrants, convertible securities or other security purchase rights without the prior written consent of the Placement Agent (except as a result of any stock splits and reverse stock splits).

(h) No Statements. Except as otherwise required by applicable law or the rules of a regulatory body (which shall be determined by the Company in its sole discretion upon advice of its legal counsel), the Company shall not use the name of the Placement Agent or any officer, director, employee or shareholder thereof without the express consent of such party and such person.

(i) Expenses. The Company is liable for, and will pay, its own expenses incurred in connection with the negotiation, preparation, execution and delivery of this Agreement, including, without limitation, attorneys’ and the Placement Agent’s fees and expenses, subject in all cases to the limitations set forth herein.

(j) Financial Information. The financial statements of the Company prepared in connection with the Offering Documents and the Registration Statement(s) will be prepared in accordance with United States generally accepted accounting principles, consistently applied, and will fairly present in all material respects the consolidated financial position of the Company and results of its operations and cash flows as of, and for the periods covered by, such financial statements (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(k) No Integration. The Company will not make any offers or sales of any security (other than the Securities) under circumstances that would cause the offering of the Securities to be integrated with any other offering of securities by the Company (i) for the purpose of any stockholder approval provision applicable to the Company or its securities or (ii) for purposes of any registration requirement under the Securities Act.

11. Indemnification. In consideration for the Placement Agent’s services on behalf of the Company in connection with the Offering, the Company agrees to indemnify and hold harmless the Placement Agent and each of its affiliates, stockholders, directors, officers, employees, agents and controlling persons (within the meaning of Section 15 of the Act or Section 20 of the Securities and Exchange Act of 1934) to the extent set forth, and as provided for, in the indemnification and contribution provisions (the “Indemnification Provisions”) attached hereto as Exhibit B and incorporated herein in their entirety. The Placement Agent shall indemnify and hold harmless the Company and each of its affiliates, stockholders, directors, officers, employees, agents and controlling persons within the meaning of the Act to the same extent as set forth in the indemnity from the Company to the Placement Agent in Exhibit B, but only in connection with (i) information relating to the Placement Agent furnished in writing to the Company by the Placement Agent and (ii) any and all losses, claims, expenses, damages and liabilities arising out of the gross negligence, bad faith or willful misconduct of the Placement Agent.

12. Representation of Placement Agent. Placement Agent represents and warrants to the Company, as of the date hereof, and as of the date of each of the Initial Closing and Final Closing as follows:

(a) it is a member of the National Association of Securities Dealers, Inc. (“NASD”) and it has, and at all times while taking any actions constituting an offer or sale of the Units had, all governmental licenses (including both federal and state broker dealer licenses) required to act as placement agent for the Units.

(b) it has not used any general solicitation or general advertising in its offering of the Units or used any offering materials not approved by the Company in writing.

(c) it reasonably believes that the subscribers contacted by Paramount satisfy the investor suitability standards set forth in Regulation D.

13. Termination; Survival. Either the Company or the Placement Agent may terminate this Agreement at any time prior to any Closing in their respective sole discretion, with or without cause, and without liability whatsoever. This Agreement shall automatically terminate immediately following the Final Closing. Sections 4, 5, 6, 7, 9, 10, 11, 12 and 14 through 16 of this Agreement shall remain operative and in full force and effect regardless of any expiration or termination of this Agreement by the Company or any automatic termination. Sections 7 of this Agreement shall remain operative and in full force and effect regardless of any expiration or termination of this Agreement by the Placement Agent.

14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law. The parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of New York.

15. Binding Agreement; Non-Assignability. This Agreement shall be binding upon and inure to the benefit of the Placement Agent and the Company and each of their successors and assigns. This Agreement may not be assigned by either party without the prior written consent of the other.

16. Other Services. Nothing herein shall restrict or otherwise limit the Placement Agent from performing similar or dissimilar services for any other party or for its own account. The provisions of this paragraph 16 shall be enforceable to the fullest extent permitted by law.

17. Miscellaneous. This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes any prior agreements or understandings, oral or written, relating to the subject matter hereof. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in full force and effect. This Agreement may not be amended or otherwise modified or waived except by an instrument in writing signed by both the Company and the Placement Agent.

If the foregoing conforms to your understanding, please sign and return to us the enclosed copy of this letter.

Very truly yours,

PARAMOUNT CAPITAL, INC.

By:
Name:	Lindsay A. Rosenwald, M.D.
Title:	Chairman and Chief Executive Officer

INSITE VISION INCORPORATED

By:
Name:	S. Kumar Chandrasekaran, Ph.D.
Title:	President and Chief Executive Officer

EXHIBIT A

EXHIBIT B

INDEMNIFICATION PROVISIONS

In connection with (i) the engagement of Paramount Capital, Inc. (the “Placement Agent”), by InSite Vision Incorporated (the “Company”), pursuant to that certain letter agreement dated February     , 2004, between the Company and the Placement Agent, as it may be amended from time to time (the “Agreement”), and (ii) the offering set forth in the Agreement (the “Offering”), the Placement Agent and the Company (each, a “Party” and collectively the “Parties”) hereby agree as follows:

To the extent permitted by law, the Company will indemnify the Placement Agent and its affiliates, and the directors, officers, partners, shareholders, agents and employees of the Placement Agent (collectively the “Indemnified Persons”), harmless from and against any and all claims, actions, suits, proceedings (including those of shareholders), damages, liabilities and expenses incurred by any of them (including, but not limited to, fees and expenses of counsel) which are (A) related to or arise out of (i) any actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company in connection with the Offering, or (ii) any actions taken or omitted to be taken by any Indemnified Person in connection with the Company’s engagement of the Placement Agent pursuant to this Agreement, and the Company shall reimburse any Indemnified Person for all expenses (including, but not limited to, reasonable fees and expenses of counsel) incurred by such Indemnified Person in connection with investigating, preparing or defending any such claim, action, suit or proceeding (collectively a “Claim”), whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party. The Company will not, however, be responsible for any Claim which is finally judicially determined to have resulted primarily from the gross negligence, bad faith or willful misconduct of any person seeking indemnification hereunder or a breach by the Placement Agent of the representations and warranties set forth in Section 12 of the Agreement. The Company further agrees that no Indemnified Person shall have any liability to the Company for or in connection with the Placement Agent’s engagement under the Agreement, except for any Claim incurred by the Company solely as a direct result of any Indemnified Person’s gross negligence or willful misconduct.

The Company further agrees that the Company will not, without the prior written consent of the Placement Agent (which consent shall not be unreasonably withheld or delayed), settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such Claim), unless such settlement, compromise or consent includes a legally binding, unconditional and irrevocable release of each Indemnified Person hereunder from any and all liability arising out of such Claim.

Promptly upon receipt by an Indemnified Person of notice of any complaint or the assertion or institution of any Claim with respect to which indemnification is being sought hereunder, such Indemnified Person shall notify the Company in writing of such complaint or of such assertion or institution, but failure to so notify the Company shall not relieve the Company from any obligation the Company may have hereunder, unless, and only to the extent that, such failure results in the forfeiture by the Company of substantial rights and defenses, and such failure to so notify the Company will not in any event relieve the Company from any other obligation or liability the Company may have to any Indemnified Person otherwise than under this Agreement. If the Company so elects, the Company will assume the defense of such Claim, including the employment of counsel reasonably satisfactory to such Indemnified Person and the payment of the fees and expenses of such counsel. In the event, however, that if, in the opinion of counsel to the Indemnified Person (such counsel and opinion being satisfactory to the Company and its counsel), that (i) there would be a conflict of interest if the Indemnified Person has counsel common to the Company or any other Indemnified Person or (ii) there may be legal defenses available to it or other Indemnified Persons that are different from or in addition to those available to the Company, then such Indemnified Person may employ its own separate counsel to represent or defend it in any such Claim, and the Company shall pay the reasonable fees and expenses of such counsel. Notwithstanding anything herein to the contrary, if the Company fails timely or diligently to defend, contest, or otherwise protect against any Claim, the relevant Indemnified Party shall have the right, but not the obligation, to defend, contest, compromise, settle, assert cross claims or counterclaims, or otherwise protect against the same, and shall be fully indemnified by the Company therefor, including, but not limited to, for the reasonable fees and expenses of its counsel and all amounts paid as a result of such Claim or the compromise or settlement thereof. In any Claim in which the Company assumes the defense, the Indemnified Person shall have the right to participate in such defense and to retain its own counsel therefor at its own expense.

The Company agrees that if any indemnity sought by an Indemnified Person hereunder is held by a court to be unavailable for any reason, then (whether or not the Placement Agent is the Indemnified Person) the Company and the Placement Agent shall contribute to the Claim for which such indemnity is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and the Placement Agent, on the other, in connection with the Placement Agent’s engagement by the Company under the Agreement, subject to the limitation that in no event shall the amount of the Placement Agent’s contribution to such Claim exceed the amount of fees actually received by the Placement Agent from the Company pursuant to the Placement Agent’s engagement under the Agreement. The Company hereby agrees that the relative benefits to the Company, on the one hand, and the Placement Agent, on the other, with respect to the Placement Agent’s engagement under the Agreement shall be deemed to be in the same proportion as (a) the total value paid or proposed to be paid or received by the Company or the Company’s shareholders as the case may be, pursuant to the transaction (whether or not consummated) for which the Placement Agent is engaged to render services bears to (b) the fee paid or proposed to be paid to the Placement Agent in connection with such engagement.

The Company’s indemnity, reimbursement and contribution obligations hereunder shall be in addition to, and shall in no way limit or otherwise adversely affect any rights that any Indemnified Party may have at law or at equity.

Should the Placement Agent, or any of its directors, officers, partners, shareholders, agents or employees, be required or be requested by us to provide documentary evidence or testimony in connection with any proceeding arising from or relating to the Placement Agent’s engagement under the Agreement the Company agrees to pay all reasonable expenses (including, but not limited to, reasonable fees and expenses of counsel) in complying therewith, payable in advance.

It is understood that, in connection with the Placement Agent’s engagement under the Agreement, the Placement Agent may be engaged to act in one or more additional capacities and that the terms of the original engagement or any such additional engagement may be embodied in one or more separate written agreements. The provisions of this Agreement shall apply to the original engagement and any such additional engagement and shall remain in full force and effect following the completion or termination of the Placement Agent’s engagement(s).